Exhibit 99.1

	Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

News Release

Investor Relations Contact:		Company Contact:
Claire McAdams		James Moniz, CFO
Headgate Partners LLC		Nanometrics Incorporated
530.265.9899, 530.265.9699 fax		408.545.6145, 408.521.9370 fax
email: claire@headgatepartners.com		email: jmoniz@nanometrics.com

Nanometrics Reports First Quarter Financial Results

Revenues Up 41% Sequentially; 55% Gross Margin; 16% Operating Margin; GAAP EPS $0.26

MILPITAS, Calif., May 6, 2010 — Nanometrics Incorporated (Nasdaq: NANO), a leading provider of advanced process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics, today announced financial results for its fiscal first quarter ended April 3, 2010.

Highlights for the first quarter include:

•	Revenues of $37.2 million, up 41% quarter-on-quarter and 270% year-on-year;

•	Gross margin improved to 55.3%;

•	Operating margin of 16.0%;

•	Multi-system deployment of UniFireTM systems in high-volume advanced packaging applications; and,

•	Continued customer adoption of Atlas®, LynxTM and Caliper MosaicTM for optical critical dimension (OCD), thin film and overlay metrology solutions.

Commenting on the first quarter results, president and chief executive officer Dr. Timothy J. Stultz said, “Our first quarter results demonstrate the operating leverage and improved profitability achieved in concert with our significant growth in revenues. We believe the strength of our gross margin speaks directly to the competitiveness of our product offering and the efficiency of our operations, and our improved operating margin reflects our continued close management of expenses. Still, our team is focused on further improvements to these and other key financial performance metrics, in order to further demonstrate the strength of our new business model.

“Our business continues to benefit from technology purchases of several of our metrology platforms, in our customers’ ongoing push to shrink geometries and move to advanced process nodes. In the first quarter, we witnessed the emergence of capacity buys, which over the next several quarters should benefit us following the key tool-of-record product selections we have won over the last few quarters. We also began to recognize revenue on UniFire systems, demonstrating the expansion of our served markets into the advanced packaging market and emerging applications for through-silicon-via stacked semiconductors. We have also seen further growth in sales of our HB-LED metrology systems.

“In the first quarter of 2010, a period which we believe is still at the early stage of the current upturn in capital spending, we have produced margin and profitability metrics exceeding our performance at prior similar revenue levels. With our first quarter results, we have delivered financial results consistent with the expectations of our target model, yet believe we can continue to improve on all financial metrics. Going forward, we see positive signs for continued revenue growth through the end of 2010, with new fab capacity contributing to further growth in 2011.”

First Quarter 2010 Summary

Revenues were $37.2 million, up 41% from $26.3 million in the fourth quarter of 2009 and up 270% from $10.1 million in the first quarter of 2009. Revenues consisted of $28.5 million in product revenues and $8.6 million in service revenues, which respectively increased 43% and 37% over the prior quarter and 478% and 68% over the year-ago period. Gross margin of 55.3% increased compared to 50.7% in the prior quarter and 28.3% in the year-ago period, primarily as a result of increased product gross margin, higher overall sales volume, improved factory absorption, greater mix of product revenues and higher contribution of upgrades to service revenue.

Total operating expenses were $14.6 million, up 15% from $12.7 million in the fourth quarter of 2009 and up 23% from $11.9 million in the year-ago period. The increase over prior periods primarily reflects the higher sales volume, increased levels of variable compensation expense and the impact of a reduction in the number of unpaid employee days off, as well as a $0.3 million asset impairment charge. The increase over the first quarter of 2009 also reflects the added expenses relating to the acquisition of the Unifire business completed in June 2009.

Net income was $5.9 million, or $0.26 per diluted share, compared to a net loss of $0.3 million, or $0.01 per diluted share, in the fourth quarter of 2009 and a net loss of $10.6 million, or $0.58 per diluted share, in the first quarter of 2009. Non-GAAP operating income was $8.7 million, compared to non-GAAP operating income of $2.8 million in the prior quarter and non-GAAP operating loss of $6.6 million in the year-ago period.

Conference Call Details

A conference call to discuss first quarter results will be held today at 5:00 p.m. EDT (2:00 p.m. PDT). To participate in the conference call, the dial-in numbers are (866) 825-1709 for domestic callers and (617) 213-8060 for international callers. The passcode is 44581459. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

Use of Non-GAAP Financial Information

Financial results such as non-GAAP operating income, which exclude certain expenses, charges and special items, are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses non-GAAP operating income, which excludes non-cash expenses including stock-based compensation, depreciation and amortization, as well as asset impairments, restructuring charges and other special items, to evaluate the company’s ongoing performance and cash flow from operations. The company believes the presentation of non-GAAP operating income is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor’s ability to view the company’s results from management’s perspective. A table presenting a reconciliation of GAAP results to non-GAAP operating income is included at the end of this press release.

About Nanometrics

Nanometrics is a leading provider of advanced, high-performance process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics. Nanometrics’ automated and integrated metrology systems measure critical dimensions, device structures, overlay registration, topography and various thin film properties, including film thickness as well as optical, electrical and material properties. The company’s process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced wafer-scale packaging applications. Nanometrics’ systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics’ financial statements and periodic report on Form 10-Q for the quarter ended April 3, 2010, the continued adoption and competitiveness of its products, the expansion of the company’s served markets and future revenue growth, profitability and cash flow. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, actual results could differ materially from the expectations due to a variety of factors including slower-than-anticipated market adoption, changes in product mix, a contraction in current levels of industry spending and increased operating expenses. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended January 2, 2010 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	April 3, 2010	January 2, 2010
ASSETS
Current assets:
Cash and cash equivalents	$45,844	$43,526
Accounts receivable, net of allowances of $227 and $241, respectively	25,988	23,047
Inventories	34,145	31,472
Inventories - delivered systems	1,525	1,175
Assets held for sale	228	220
Prepaid expenses and other	2,210	2,182
Deferred income tax assets	247	245

Total current assets	110,187	101,867
Property, plant and equipment, net	34,454	36,365
Intangible assets, net	6,678	7,067
Deferred income tax assets - long term	658	612
Other assets	1,392	1,559

Total assets	$153,369	$147,470

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$—
Accounts payable	7,669	5,762
Accrued payroll and related expenses	4,465	4,012
Deferred revenue	3,535	5,162
Other current liabilities	7,080	8,952
Income taxes payable	1,074	865
Current portion of debt obligations	348	343

Total current liabilities	24,171	25,096
Deferred revenue	1,291	646
Other long-term liabilities	2,295	2,235
Debt obligations due after one year	12,620	12,739

Total liabilities	40,377	40,716
Stockholders’ equity
Common stock, $0.001 par value; 47,000,000 shares authorized; 21,576,058 and 21,506,791, respectively, outstanding	21	21
Additional paid-in capital	219,244	218,308
Accumulated deficit	(107,023)	(112,948)
Accumulated other comprehensive income	750	1,373

Total stockholders’ equity	112,992	106,754

Total liabilities and stockholders’ equity	$153,369	$147,470

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	April 3, 2010	March 28, 2009
Net revenues:
Products	$28,548	$4,940
Service	8,617	5,117

Total net revenues	37,165	10,057

Costs of net revenues:
Cost of products	12,476	3,695
Cost of service	4,142	3,516

Total costs of net revenues	16,618	7,211

Gross profit	20,547	2,846
Operating expenses:
Research and development	4,570	3,239
Selling	4,717	3,615
General and administrative	4,581	3,972
Amortization of intangible assets	389	369
Asset impairment	344	—
Restructuring charge	—	689

Total operating expenses	14,601	11,884

Income (loss) from operations	5,946	(9,038)
Other income (expense):
Interest income	21	15
Interest expense	(472)	(266)
Other, net	555	(1,359)

Total other income (expense), net	104	(1,610)

Income (loss) before income taxes	6,050	(10,648)
Provision (benefit) for income taxes	125	(19)

Net income (loss)	$5,925	$(10,629)

Net income (loss) per share:
Basic	$0.28	$(0.58)

Diluted	$0.26	$(0.58)

Shares used in per share calculation:
Basic	21,537	18,415

Diluted	22,655	18,415

NANOMETRICS INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share amounts)

(Unaudited)

	Three-Months Ended
	April 3, 2010	March 28, 2009
Income (loss) from operations	$5,946	$(9,038)

Non-GAAP Adjustments:
Amortization of intangible assets	389	369
Depreciation	835	761
Amortization of demonstration systems	285	286
Asset impairment	344	—
Stock-based compensation	929	318
Restructuring charge	—	689

Non-GAAP Operating Income (Loss)	$8,728	$(6,615)

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